Exhibit 21.1

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

Subsidiaries as of January 3, 2004

Name of Subsidiary	Jurisdiction of` Incorporation	Percent Voting Securities Owned

Appliance Recycling Centers of America-California, Inc.	California	100%

ARCA of St. Louis, Inc.	Missouri	100%